Exhibit 10.9

TEMPLATE SVP SEVERANCE AND

CIC SEVERANCE AGREEMENT

This GENERAL SEVERANCE BENEFITS AND CHANGE IN CONTROL SEVERANCE BENEFITS AGREEMENT (this “Agreement”) is entered into as of the      day of [Month], 20     (the “Effective Date”), between [EMPLOYEE NAME] (“Executive”) and HYPERION THERAPEUTICS, INC. (the “Company”) (together, the “Parties”). This Agreement is intended to provide Executive with certain compensation and benefits in the event of certain qualifying terminations of employment. Certain capitalized terms used in this Agreement are defined in Article 5.

The Company and Executive hereby agree as follows:

ARTICLE 1

SCOPE OF AND CONSIDERATION FOR THIS AGREEMENT

1.1 The Company desires to employ Executive, or to continue Executive’s employment, in the position of [Position Title], and Executive wishes to be employed, or continue to be employed, by the Company in such position.

1.2 The Company and Executive wish to set forth the compensation and benefits that Executive shall be entitled to receive upon a Change in Control Termination or a Covered Termination.

1.3 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s employment with the Company (and if Executive is a continuing employee, his or her past services to the Company), and, with respect to the benefits described in Article 2 and Article 3, Executive’s compliance with the limitations and conditions on benefits as described in Article 4, including the execution of an effective Release, return of Company property and continued compliance with certain obligations. Executive acknowledges that Executive has read, understands, and agrees to the terms of Article 4, including Section 4.5 and the potential forfeiture of benefits thereunder.

1.4 This Agreement shall supersede any other policy, plan, program or arrangement, including any contract between Executive and the Company (or any subsidiary or affiliate of the Company) relating to severance benefits payable by the Company to Executive in connection with a Change in Control Termination or Covered Termination, including the Change of Control and Severance Agreement between the Parties dated as of [DATE]. For the avoidance of doubt, accelerated vesting under Section 17.3 (Change in Control in which Awards are not Assumed) of the Company’s 2012 Omnibus Incentive Plan (and any similar provisions under predecessor or successor incentive plans) is not a “severance benefit” that is superseded by this Agreement.

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ARTICLE 2

CHANGE IN CONTROL SEVERANCE BENEFITS

2.1 Change in Control Severance Benefits. Upon a Change in Control Termination, and subject to the limitations and conditions set forth in this Agreement (including the Release requirement), Executive shall be eligible to receive the benefits set forth in this Article 2.

2.2 Salary Continuance. Executive shall receive, as severance, an amount equal to Executive’s Base Salary for eighteen (18) months, payable over eighteen (18) months following the Termination Date in accordance with the Company’s payroll schedule then in effect. Except as set forth in Article 4, the payments provided for in this Section 2.2 shall commence on the first regularly scheduled payroll pay date following the sixtieth (60th) day after the Termination Date. The first payment provided under this Section 2.2 shall be a “catch up” payment to include the total amount that Executive would have received as of such date if these payments had commenced with the first payroll pay date following the Termination Date.

2.3 Health Continuation Coverage.

(a) Provided that Executive is eligible and has made any necessary elections pursuant to COBRA, the Company shall pay the premiums (inclusive of premiums for Executive’s dependents to the extent these dependents are covered immediately prior to the Change in Control Termination) for continued health, dental, and vision coverage until the earlier of (i) eighteen (18) months following the Change in Control Termination and (ii) such time as Executive is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer (the “CIC Coverage Period”). Such coverage shall be counted as coverage pursuant to COBRA, to the extent applicable. Executive shall be required to notify the Company in writing immediately if Executive becomes eligible for a health, dental, or vision insurance plan of a subsequent employer. If Executive or Executive’s dependents continue coverage pursuant to COBRA following the conclusion of the period that the Company makes premium payments hereunder, Executive will be responsible for the entire payment of such premiums for the remainder of the applicable COBRA period.

(b) Notwithstanding the foregoing, the Company may elect at any time during the CIC Coverage Period that, in lieu of paying the premiums, the Company instead shall provide Executive with monthly cash payment equal to the amount the Company would have paid pursuant to Section 2.3(a). Such monthly payments shall be made on the first payroll date to occur during each such month for the remaining portion of the period that ends on the earlier of (i) twenty-seven (27) months following the Change in Control Termination and (ii) such time as Executive is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer.

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2.4 Equity Awards. Upon the later to occur of the Change in Control and the Termination Date, (i) the vesting and exercisability of all outstanding options to purchase the Company’s common stock, stock appreciation rights, restricted stock units or other rights with respect to stock of the Company issued pursuant to any equity incentive plan of the Company that are held by Executive on the Termination Date shall be accelerated in full, (ii) any reacquisition or repurchase rights held by the Company with respect to common stock of the Company issued or issuable (or with respect to other rights with respect to stock of the Company issued or issuable) pursuant to any stock award granted to Executive pursuant to any equity incentive plan of the Company and held by Executive on the Termination Date shall lapse in full, and (iii) to the extent that any options or other stock awards with respect to the Company’s common stock issued pursuant to an equity incentive plan of the Company that are held by Executive on the Termination Date are subject to performance vesting conditions, the Company shall make a reasonable and good faith determination of the extent to which such conditions have been met or the extent to which progress has been made towards meeting such conditions, and a corresponding percentage of such awards shall vest.

2.5 Bonus Severance Payment. Executive shall receive an additional severance payment in an amount equal to 150% of Executive’s target annual bonus in effect for the fiscal year in which the Termination Date occurs, if any (the “Bonus Severance Payment”). The Bonus Severance Payment shall be subject to applicable payroll deductions and tax withholdings, and shall be paid on the first regular payroll date following the sixtieth (60th) day after the Termination Date; provided, however, that if the Termination Date occurs before the Change in Control, the additional portion of the Bonus Severance Payment due hereunder and not paid under Section 3.5 shall be paid no later than March 15th following the Change in Control.

2.6 Transition Support Severance Payment. Executive shall receive an additional severance payment of $15,000, which may be used by Executive for outplacement assistance, tax planning, educational assistance, or similar transition support (the “Transition Support Severance Payment”). The Transition Support Severance Payment shall be subject to applicable payroll deductions and tax withholdings, and shall be paid on the first regular payroll date following the sixtieth (60th) day after the Termination Date. Notwithstanding the foregoing, Executive shall not receive the Transition Support Severance Payment if the Company, in its sole discretion, provides Executive with outplacement assistance or services (at the Company’s expense) through a professional outplacement firm or other third party provider as may be selected by the Company. If outplacement assistance or services will be provided, the Company will inform Executive no later than within thirty (30) days after the Termination Date.

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ARTICLE 3

GENERAL SEVERANCE BENEFITS (NOT IN CONNECTION WITH CHANGE IN CONTROL)

3.1 General Severance Benefits. Upon a Covered Termination, and subject to the limitations and conditions set forth in this Agreement (including the Release requirement), Executive shall be eligible to receive the benefits set forth in this Article 3.

3.2 Salary Continuance. Executive shall receive, as severance, an amount equal to Executive’s Base Salary for twelve (12) months, payable over twelve (12) months following the Termination Date in accordance with the Company’s payroll schedule then in effect. Except as set forth in Article 4, the payments provided for in this Section 3.2 shall commence on the first regularly scheduled payroll pay date following the sixtieth (60th) day after the Termination Date. The first payment provided under this Section 3.2 shall be a “catch up” payment to include the total amount that Executive would have received as of such date if these payments had commenced with the first payroll pay date following the Termination Date.

3.3 Health Continuation Coverage.

(a) Provided that Executive is eligible and has made any necessary elections pursuant to COBRA, the Company shall pay the premiums (inclusive of premiums for Executive’s dependents to the extent these dependents are covered immediately prior to the Covered Termination) for continued health, dental, and vision coverage until the earlier of (i) eighteen (18) months following the Covered Termination and (ii) such time as Executive is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer (the “General Coverage Period”). Such coverage shall be counted as coverage pursuant to COBRA, to the extent applicable. Executive shall be required to notify the Company in writing immediately if Executive becomes eligible by a health, dental, or vision insurance plan of a subsequent employer. If Executive or Executive’s dependents continue coverage pursuant to COBRA following the conclusion of the period that the Company makes premium payments hereunder, Executive will be responsible for the entire payment of such premiums for the remainder of the applicable COBRA period.

(b) Notwithstanding the foregoing, the Company may elect at any time during the General Coverage Period that, in lieu of paying the premiums, the Company instead shall provide Executive with monthly cash payment equal to the amount the Company would have paid pursuant to Section 3.3(a). Such monthly payments shall be made on the first payroll date to occur during each such month for the remaining portion of the period that ends on the earlier of (i) twenty-seven (27) months following the Covered Termination and (ii) such time as Executive is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer.

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3.4 Equity Awards.

(a) Upon a Covered Termination, (i) the vesting and exercisability of all outstanding options to purchase the Company’s common stock, stock appreciation rights, restricted stock units or other rights with respect to stock of the Company issued pursuant to any equity incentive plan of the Company that are held by Executive on the Termination Date shall be accelerated with respect to the number of shares that otherwise would have vested if Executive’s employment with the Company had continued for twelve (12) months following the Termination Date, and (ii) any reacquisition or repurchase rights held by the Company with respect to common stock of the Company issued or issuable (or with respect to other rights with respect to stock of the Company issued or issuable) pursuant to any stock award granted to Executive pursuant to any equity incentive plan of the Company and held by Executive on the Termination Date shall lapse with respect to the number of shares that otherwise would have lapsed if Executive’s employment with the Company had continued for twelve (12) months following the Termination Date. To the extent that any options or other stock awards with respect to the Company’s common stock are subject to performance vesting conditions that have not been satisfied as of the Covered Termination, the Company shall determine in its sole discretion whether to treat any such conditions as having been satisfied.

(b) Following a Covered Termination, the Company shall take appropriate action to preserve the intent of Section 2.4, which may provide for additional equity award vesting if a Change in Control occurs within three (3) moths following a Covered Termination, including not cancelling or forfeiting equity awards that remain unvested and, subject to a stock option’s final termination date, extending the exercise period of stock options that remain unvested.

3.5 Bonus Severance Payment. Executive shall receive an additional severance payment in an amount equal to Executive’s target annual bonus in effect for the fiscal year in which the Termination Date occurs, if any (the “Bonus Severance Payment”). The Bonus Severance Payment shall be subject to applicable payroll deductions and tax withholdings, and shall be paid on the first regular payroll date following the sixtieth (60th) day after the Termination Date.

3.6 Transition Support Severance Payment. Executive shall receive an additional severance payment of $15,000, which may be used by Executive for outplacement assistance, tax planning, educational assistance, or similar transition support (the “Transition Support Severance Payment”). The Transition Support Severance Payment shall be subject to applicable payroll deductions and tax withholdings, and shall be paid on the first regular payroll date following the sixtieth (60th) day after the Termination Date. Notwithstanding the foregoing, Executive shall not receive the Transition Support Severance Payment if the Company, in its sole discretion, provides Executive with outplacement assistance or services (at the Company’s expense) through a professional outplacement firm or other third party provider as may be selected by the Company. If outplacement assistance or services will be provided, the Company will inform Executive no later than within thirty (30) days after the Termination Date.

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ARTICLE 4

LIMITATIONS AND CONDITIONS ON BENEFITS

4.1 Rights Conditioned on Compliance. Executive’s rights to receive all severance benefits described in Article 2 and Article 3 shall be conditioned upon and subject to Executive’s compliance with the limitations and conditions on benefits as described in this Article 4.

4.2 Continuation of Service Until Date of Termination. Executive shall continue to provide service to the Company in good faith until the Termination Date, unless such performance is otherwise excused in writing by the Company.

4.3 Release Prior to Payment of Benefits. Upon the occurrence of a Change in Control Termination or a Covered Termination, as applicable, and prior to the provision or payment of any benefits under this Agreement on account of such Change in Control Termination or Covered Termination, as applicable, Executive must execute a general waiver and release of all claims in substantially the form attached hereto and incorporated herein as Exhibit A, Exhibit B, or Exhibit C, as appropriate (each a “Release”), and such Release must become effective in accordance with its terms, but in no event later than sixty (60) days following the Termination Date. No amount shall be paid prior to such date. Instead, on the 60th day following the Termination Date, the Company will pay Executive the severance amount that Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the severance amount being paid as originally scheduled. The Company may modify the Release in its discretion to comply with changes in applicable law at any time prior to Executive’s execution of such Release. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under Executive’s written confidentiality or proprietary information agreement (or any successor agreement thereto) and any similar obligations under applicable law. It is understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release. If Executive does not execute such Release within the applicable period, Executive shall have no further rights, title or interests in or to any severance benefits or payments pursuant to, this Agreement. It is further understood that if Executive is aged 40 years old or older at the time of a Change in Control Termination or a Covered Termination, as applicable, Executive may revoke the applicable Release in writing within seven (7) calendar days after its execution by Executive. If Executive revokes such Release within such subsequent seven (7) day period, no benefits shall be provided or payable under this Agreement pursuant to such Change in Control Termination or Covered Termination, as applicable.

4.4 Return of Company Property. Not later than the Termination Date (unless otherwise agreed by the Company in writing), Executive shall return to the Company all documents (and all copies thereof) and other property and information belonging to the Company that Executive has in his or her possession or control. The documents and property to be returned include all files, correspondence, email, memoranda, notes, notebooks, records, plans, forecasts, reports, studies, analyses, compilations

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of data, proposals, agreements, financial information, research and development information, marketing information, operational and personnel information, databases, computer-recorded information, tangible property and equipment (including computers, facsimile machines and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Executive agrees to make a diligent search to locate any such documents, property and information. If Executive has used any personally owned computer, server, e-mail system or handheld device to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within ten (10) business days after the Termination Date (or within such other timing as provided in writing by the Company), Executive shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems without retention of any reproductions. Executive agrees to provide the Company access to Executive’s personally owned computer, server, e-mail systems or handheld device as requested to verify that the necessary copying and/or deletion is done. If Executive’s personal phone number was ported to a handheld device that was issued by the Company and that Executive returns to the Company, then the Company shall port the phone number back to Executive’s personal handheld device if requested by Executive within fifteen (15) days following the Termination Date.

4.5 Cooperation and Continued Compliance with Confidentiality, Proprietary Information and Non-Solicitation Obligations.

(a) From and after the Termination Date, Executive shall cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any existing or future litigation, arbitrations, mediations, claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts, or failures to act that occurred during the time period in which Executive was employed by the Company (including any period of employment with an entity acquired by the Company). Such cooperation includes being available upon reasonable notice, without subpoena, to provide accurate and complete advice, assistance and information to the Company, including offering and explaining evidence, providing truthful and accurate sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing. Subject to Section 4.9 of this Agreement, the Company will reimburse Executive for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding foregone wages, salary, or other compensation) within thirty (30) days of Executive’s timely presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures, and will make reasonable efforts to accommodate Executive’s scheduling needs.

(b) From and after the Termination Date, Executive shall continue to abide by all of the terms and provisions of Executive’s written confidentiality or proprietary information agreement (and any other comparable agreement signed by Executive), including any provisions relating to non-solicitation of employees and independent contractors.

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(c) Executive acknowledges and agrees that Executive’s obligations under this Section 4.5 are an essential part of the consideration Executive is providing hereunder in exchange for which and in reliance upon which the Company has agreed to provide the payments and benefits under this Agreement. Accordingly, Executive agrees that Executive will forfeit, effective as of the date of any breach or failure to comply with any of Executive’s continuing obligations, all severance payments and benefits provided in Article 2 or Article 3. Within thirty (30) days, Executive shall repay to the Company such payments and the amounts of such benefits already provided by the Company. Executive’s obligations under this Section 4.5(c) are full recourse.

4.6 Parachute Payments.

(a) If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount set forth in clause (A) or (B), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of stock awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are “deferred compensation.” In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s applicable type of stock award (i.e., earliest granted stock awards are cancelled last). If Section 409A of the Code is not applicable by law to Executive, the Company will determine whether any similar law in Executive’s jurisdiction applies and should be taken into account.

(b) A professional firm engaged by the Company for such purposes shall make all determinations required to be made under this Section 4.6. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

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4.7 Certain Reductions and Offsets. To the extent that any federal, state or local laws, including the federal Worker Adjustment and Retraining Notification Act or any other so-called “plant closing” laws (including to California Labor Code Section 1400 et seq.), require the Company to give advance notice or make a payment of any kind to Executive because of Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change in control, or any other similar event or reason, the benefits payable under this Agreement shall be correspondingly reduced. The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Executive’s involuntary termination of employment for the foregoing reasons, and the Parties shall construe and enforce the terms of this Agreement accordingly.

4.8 Indebtedness of Executive. If Executive is indebted to the Company on the effective date of a Change in Control Termination or Covered Termination, the Company reserves the right to offset any severance payments and benefits under this Agreement by the amount of such indebtedness; provided, however, that any such offset does not violate or result in the imposition of tax under Section 409A of the Code. Executive hereby consents to any such offset.

4.9 Section 409A.

(a) The intent of the Parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b) (i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(c) For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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(d) A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, notwithstanding any other provision herein, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 4.9 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(e) The parties intend that the relocation distance specified in Section 5.11(c) would be a “material change” for purposes of Section 409A, given Executive’s current office location in the San Francisco metro area.

(f) Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A. Subject to the above provisions of this Section 4.9, (i) the Company has no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A on any person and (ii) the Company, its subsidiaries and affiliates, and each of their employees and representatives shall not have any liability to Executive with respect thereto.

4.10 Tax Withholding. All payments under this Agreement shall be subject to applicable withholding for federal, state and local income and employment taxes.

ARTICLE 5

DEFINITIONS

Unless otherwise provided, for purposes of this Agreement, the following definitions shall apply:

5.1 “Base Salary” means 1/12th of Executive’s annual base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses, and other forms of variable compensation) as in effect on the date of a Change in Control Termination or a Covered Termination, as applicable, except that any reduction in base salary that results in Good Reason shall be disregarded.

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5.2 “Board” means the Board of Directors of the Company.

5.3 “Cause” means a reasonable determination by the Company that Executive has engaged in any of the following conduct: (i) is convicted of, or enters into a plea of nolo contendere to, a felony; (ii) theft, dishonesty or falsification of any employment or Company records; (iii) maliciously or recklessly disclosed the Company’s confidential or proprietary information or otherwise breached any provision of Executive’s written confidentiality or proprietary information agreement; (iv) committed any gross or willful misconduct; (v) committed any immoral or illegal act which the Company reasonably determines has (A) seriously undermined the ability of the Board or of management to entrust Executive with important matters or otherwise work effectively with Executive, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; and/or (vi) failed or refused to follow the reasonable and lawful directives of the Company, provided such failure or refusal continues and has not been corrected after Executive’s receipt of at least thirty (30) days’ notice in writing of such failure or refusal and an opportunity to correct such failure or refusal (provided that, if such failure or refusal is not reasonably capable of being corrected, then no advance notice shall be required).

5.4 “Change in Control” shall mean the occurrence of any of the following events: (i) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (ii) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. For purposes of the foregoing, “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (1) its sole purpose is to change the state of the Company’s incorporation; (2) its sole purpose is to create a holding

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company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (3) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise). In addition, to the extent required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company, as determined under Treasury Regulations Section 1.409A-3(i)(5).

5.5 “Change in Control Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason,” either of which occurs during the period beginning on the date that is three (3) months prior to the effective date of a Change in Control and ending on the date that is twelve (12) months following the effective date of a Change in Control, provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). For the sake of clarity, a termination of employment due to Executive’s death or disability will not constitute a Change in Control Termination for purposes of this Agreement.

5.6 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar applicable state law.

5.7 “Code” means the Internal Revenue Code of 1986, as amended.

5.8 “Company” means Hyperion Therapeutics, Inc. or, following a Change in Control, the surviving entity resulting from such transaction, or any subsequent surviving entity resulting from any subsequent Change in Control.

5.9 “Covered Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason” other than a Change in Control Termination, provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). For the sake of clarity, a termination of employment due to Executive’s death or disability will not constitute a Covered Termination for purposes of this Agreement.

5.10 “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company for reasons other than Cause and other than as a result of death or disability.

5.11 “Resignation for Good Reason” means Executive’s resignation from all positions Executive holds with the Company at such time, which resignation occurs within one hundred twenty (120) days following any of the following events occurring without Executive’s written consent, provided that Executive has given the Company written notice of such event within ninety (90) days after the first occurrence of such event and the Company has not cured such event within thirty (30) days after such notice:

(a) With respect to a Covered Termination, a material diminution in Executive’s base salary other than in connection with an across-the-board reduction for similarly situated executives, or, with respect to a Change in Control Termination, a material diminution in Executive’s base salary regardless of any reduction for similarly situated executives;

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(b) a change in Executive’s position with the Company that materially reduces Executive’s level of authority, responsibilities or duties (including any change in Executive’s position such that Executive is no longer employed in substantially the same position and with substantially the same level of authority, responsibilities or duties at the ultimate parent corporation in an affiliated group of companies);

(c) A relocation of Executive’s assigned office location more than fifteen (15) miles from Executive’s assigned office location on the date hereof (except for required business travel); provided, however, that any relocation of an office of the Company that results from events beyond the control of the Company, including acts of God, natural disasters, and acts of war, shall not give rise to Good Reason; or

(d) The material breach by the Company of this Agreement.

5.12 “Section 409A” means, collectively, Section 409A of the Code and the regulations and guidance promulgated thereunder.

5.13 “Termination Date” means the effective date of the Change in Control Termination or Covered Termination, as applicable.

ARTICLE 6

GENERAL PROVISIONS

6.1 Employment Status. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee or (iii) to change the Company’s policies regarding termination of employment.

6.2 Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Either Party can change his or its address for receipt of notice by providing writing notice to the other Party of such change.

6.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement

13.

is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

6.4 Waiver. If either party should waive any breach of any provisions of this Agreement, such Party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.5 Complete Agreement. This Agreement, including Exhibit A, Exhibit B and Exhibit C, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements with respect to payments and benefits to Executive in the event of employment termination. It is entered into without reliance on any promise or representation other than those expressly contained herein.

6.6 Amendment or Termination of Agreement; Continuation of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company (other than Executive). Unless so terminated, this Agreement shall continue in effect for as long as Executive continues to be employed by the Company or by any surviving entity following any Change in Control. In other words, if, following a Change in Control, Executive continues to be employed by the surviving entity without a Change in Control Termination and the surviving entity then undergoes a Change in Control, following which Executive is terminated by the subsequent surviving entity in a Change in Control Termination, then Executive shall receive the benefits described in Article 2 hereof.

6.7 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

6.8 Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

6.9 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company.

14.

6.10 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state’s conflict of laws rules that might refer construction to another jurisdiction.

6.11 Remedies. Nothing in this Agreement shall limit the rights of the Company to seek equitable relief in the event of a breach or threatened breach of Executive’s written confidentiality or proprietary information agreement (and any other comparable agreement signed by Executive). No right, power or remedy conferred upon a party in this Agreement shall be exclusive, and each such right, power and remedy shall be cumulative and in addition to every other right, power, or remedy, whether conferred in this Agreement or any other agreement, or now or hereafter available at law or in equity or by statute or otherwise.

6.12 Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control. This Agreement shall be deemed drafted equally by both the Company and Executive. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “includes” and “including” are each “without limitation”; (iii) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date written above.

HYPERION THERAPEUTICS, INC.	EXECUTIVE

By:

Name:

Title:

Exhibit A:	Release (Individual Termination – Age 40 or Older)

Exhibit B:	Release (Individual and Group Termination – Under Age 40)

Exhibit C:	Release (Group Termination – Age 40 or Older)

15.

EXHIBIT A

RELEASE

(INDIVIDUAL TERMINATION – AGE 40 OR OLDER)

Certain capitalized terms used in this Release are defined in the General Severance Benefits and Change in Control Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Company’s [Employee Confidentiality and Inventions Assignment Agreement] (or other comparable or subsequent agreement that I have signed, if any).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims provided herein, including but not limited to any unknown or unsuspected claims.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company, its parent and subsidiary entities, and its and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, predecessors, successors, investors, insurers, affiliates, and assigns (collectively with the Company, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Release (the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, incentive compensation, vacation, sick leave, paid time off, expense reimbursements, severance benefits or severance pay (other than the severance benefits that I am entitled to receive under the Agreement), fringe benefits, car allowance, monthly allowances, premium pay, stock, stock options, equity awards, or any other ownership or profits interests in the Company or any affiliated entities; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all constitutional, federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), the federal Family and Medical Leave Act (as amended), the California Family Rights Act (as amended), the California Fair Employment and Housing Act (as amended), and the California Labor Code (as amended).

A-1.

Notwithstanding the release in the foregoing paragraph, I am not releasing the following (the “Excluded Claims”): (a) any rights or claims for defense and indemnification I may have pursuant to any written and fully signed indemnification agreement with the Company to which I am a party, the charter, bylaws, operating agreements and insurance policies of the Company, or under applicable law; (b) my rights with respect to any vested and timely exercised stock options or other vested equity awards or stock owned by me; (c) my rights to continued benefits coverage as a former employee as provided under applicable law; (d) any rights or claims which are not waivable as a matter of law; and (e) any claims for breach of the Agreement arising after the date that I sign this Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the federal Equal Employment Opportunity Commission, the federal Department of Labor, or any other government agency, except that I acknowledge and agree that I am hereby waiving my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

The Released Claims includes any claims based on or arising under the ADEA. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, that the consideration given for the waiver and release in this Release is in addition to anything of value to which I am already entitled, and that I have been advised, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date that I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days in which to sign this Release (although I may choose voluntarily to sign it earlier, although no earlier than my employment termination date); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice of my revocation to the Chief Executive Officer of the Company; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Release is signed by me, provided that I do not revoke the Release (the “Effective Date”).

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

A-2.

EXECUTIVE:

Signature

Printed Name

Date:

A-3.

EXHIBIT B

RELEASE

(INDIVIDUAL AND GROUP TERMINATION – UNDER AGE 40)

Certain capitalized terms used in this Release are defined in the General Severance Benefits and Change in Control Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Company’s [Employee Confidentiality and Inventions Assignment Agreement] (or other comparable or subsequent agreement that I have signed, if any).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims provided herein, including but not limited to any unknown or unsuspected claims.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company, its parent and subsidiary entities, and its and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, predecessors, successors, investors, insurers, affiliates, and assigns (collectively with the Company, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Release (the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, incentive compensation, vacation, sick leave, paid time off, expense reimbursements, severance benefits or severance pay (other than the severance benefits that I am entitled to receive under the Agreement), fringe benefits, car allowance, monthly allowances, premium pay, stock, stock options, equity awards, or any other ownership or profits interests in the Company or any affiliated entities; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all constitutional, federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Employee Retirement Income Security Act of 1974 (as amended), the federal Family and Medical Leave Act (as amended), the California Family Rights Act (as amended), the California Fair Employment and Housing Act (as amended), and the California Labor Code (as amended).

B-1.

Notwithstanding the release in the foregoing paragraph, I am not releasing the following (the “Excluded Claims”): (a) any rights or claims for defense and indemnification I may have pursuant to any written and fully signed indemnification agreement with the Company to which I am a party, the charter, bylaws, operating agreements and insurance policies of the Company, or under applicable law; (b) my rights with respect to any vested and timely exercised stock options or other vested equity awards or stock owned by me; (c) my rights to continued benefits coverage as a former employee as provided under applicable law; (d) any rights or claims which are not waivable as a matter of law; and (e) any claims for breach of the Agreement arising after the date that I sign this Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the federal Equal Employment Opportunity Commission, the federal Department of Labor, or any other government agency, except that I acknowledge and agree that I am hereby waiving my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraphs hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise after the date that I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have fourteen (14) days in which to sign this Release (although I may choose voluntarily to sign it earlier, although no earlier than my employment termination date); and (c) this Release shall be effective as of the date that I return the fully signed and dated Release to the Company (the “Effective Date”).

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

B-2.

EXECUTIVE:

Signature

Printed Name

Date:

B-3.

EXHIBIT C

RELEASE

(GROUP TERMINATION – AGE 40 OR OLDER)

Certain capitalized terms used in this Release are defined in the General Severance Benefits and Change in Control Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Company’s [Employee Confidentiality and Inventions Assignment Agreement] (or other comparable or subsequent agreement that I have signed, if any).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims provided herein, including but not limited to any unknown or unsuspected claims.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company, its parent and subsidiary entities, and its and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, predecessors, successors, investors, insurers, affiliates, and assigns (collectively with the Company, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Release (the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, incentive compensation, vacation, sick leave, paid time off, expense reimbursements, severance benefits or severance pay (other than the severance benefits that I am entitled to receive under the Agreement), fringe benefits, car allowance, monthly allowances, premium pay, stock, stock options, equity awards, or any other ownership or profits interests in the Company or any affiliated entities; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all constitutional, federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act

C-1.

of 1974 (as amended), the federal Family and Medical Leave Act (as amended), the California Family Rights Act (as amended), the California Fair Employment and Housing Act (as amended), and the California Labor Code (as amended).

Notwithstanding the release in the foregoing paragraph, I am not releasing the following (the “Excluded Claims”): (a) any rights or claims for defense and indemnification I may have pursuant to any written and fully signed indemnification agreement with the Company to which I am a party, the charter, bylaws, operating agreements and insurance policies of the Company, or under applicable law; (b) my rights with respect to any vested and timely exercised stock options or other vested equity awards or stock owned by me; (c) my rights to continued benefits coverage as a former employee as provided under applicable law; (d) any rights or claims which are not waivable as a matter of law; and (e) any claims for breach of the Agreement arising after the date that I sign this Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the federal Equal Employment Opportunity Commission, the federal Department of Labor, or any other government agency, except that I acknowledge and agree that I am hereby waiving my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

The Released Claims includes any claims based on or arising under the ADEA. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, that the consideration given for the waiver and release in this Release is in addition to anything of value to which I am already entitled, and that I have been advised, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date that I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days in which to sign this Release (although I may choose voluntarily to sign it earlier, although no earlier than my employment termination date); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice of my revocation to the Chief Executive Officer of the Company; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Release is signed by me, provided that I do not revoke the Release (the “Effective Date”). In addition, I hereby confirm that I have received with this Release the required written disclosure for a “group termination” under the ADEA with certain required information concerning the group termination.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

C-2.

EXECUTIVE:

Signature

Printed Name

Date:

C-3.